EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

MED-X, INC.

(Exact Name of Registrant as Specified in its Charter)

Common Stock Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock $0.001 par value per share(1)	457(o)				$$92.70 per million	$
Fees to Be Paid	Equity	Common Stock shares, $0.001 par value per share, underlying Representative’s warrants(2)(3)	457(o)				$92.70 per million	$
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$		$
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$

(1)

 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the representative of the underwriters option to purchase additional shares. See “Underwriting.”

(2)

We have agreed to issue the representative of the underwriters, upon closing of this offering, warrants to purchase up to 4% of the number of shares of common stock sold in this offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $     , which is equal to 120% of $     (4% of $    ) and assumes the exercise of the representative’s overallotment option in full. Resales of shares of common stock issuable upon exercise of the representative’s warrants are being similarly registered on a delayed or continuous basis.

(3)	No fee required pursuant to Rule 457(g).